SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 5, 2007
COPANO ENERGY, L.L.C.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	001-32329 (Commission File Number)	51-0411678 (I.R.S. Employer Identification No.)

2727 Allen Parkway, Suite 1200 Houston, Texas (Address of Principal Executive Offices)	77019 (Zip Code)
Registrant’s Telephone Number, including Area Code: (713) 621-9547
Not Applicable.
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     Contribution Agreement
     On April 5, 2007 (the “Execution Date”), Copano Energy, L.L.C. (“Copano”) entered into a definitive Contribution Agreement (the “Acquisition Agreement”) pursuant to which Copano, or subsidiaries thereof, will acquire all of the outstanding partnership interests in Cimmarron Gathering, LP (“Cimmarron”), a Texas limited partnership, for approximately $95.0 million in cash and securities (the “Consideration”), subject to certain closing adjustments (the “Acquisition”). The Consideration consists of $41.0 million of cash and 1,579,409 Class C units of Copano valued in accordance with the terms of the Acquisition Agreement at approximately $54 million as of the Execution Date and as further described below. The cash portion of the Consideration will be funded through borrowings under Copano’s existing revolving credit facility.
     At the closing, $17.5 million of the Class C units otherwise issuable to the partners in Cimmarron (collectively, the “Contributors”) will be deposited into escrow for up to one year to satisfy certain post-closing claims for indemnification by Copano. If, at the six-month anniversary of the closing, no indemnity claims exist with respect to certain representations and warranties of the Contributors (including with respect to title to the Cimmarron partnership interests), the amount of Class C units held in escrow will be reduced to $5.0 million.
     Copano anticipates the Acquisition will close in the second quarter of 2007, subject to customary closing conditions, including anti-trust regulatory approvals. There can be no assurance that all of the conditions to closing the Acquisition will be satisfied.
     Class C Units
     The Class C units (the “Class C units”) to be delivered by Copano as part of the Consideration are a new class of equity interests in Copano. Pursuant to the Acquisition Agreement, Copano agreed to issue an aggregate of 1,579,409 Class C units to the Contributors, which represent approximately $54.0 million of the Consideration based upon the average closing price of Copano’s common units over the 10 business days preceding the Execution Date. Up to 25% of the Class C units issued at the closing will automatically convert to Copano common units on each of the six-month, 12-month, 18-month and 24-month anniversaries of the closing (less any Class C units that have been released to Copano pursuant to the escrow arrangement described above in satisfaction of any post-closing indemnification obligations of the Contributors). Until such time as a Class C unit has converted to a common unit, such Class C unit will not be entitled to receive any of the quarterly cash distributions that are made with respect to Copano’s common units. The Class C units that are held by the Contributors outside of the escrow arrangement will convert prior to any Class C units held in escrow. The Class C units will otherwise have the same terms and conditions as the Copano common units, including with respect to voting rights. No vote of Copano’s common unitholders will be required to convert the Class C units to Copano common units. The Class C units will not be quoted for trading on the Nasdaq Stock Market LLC.
     The terms of the Class C units will be set forth in an amendment to Copano’s limited liability company agreement which will be effective at the closing of the Acquisition.
     Registration Rights
     At the closing, Copano and the Contributors will enter into a registration rights agreement pursuant to which the Contributors will be entitled to an aggregate of one demand registration and unlimited piggyback registrations with respect to the Copano common units underlying the Class C units, in each case on the terms and conditions set forth therein.
     A copy of the Acquisition Agreement is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated by reference herein. A copy of the press release announcing the transactions contemplated by the Acquisition Agreement is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 3.02. Unregistered Sales of Equity Securities.
     As discussed above in Item 1.01, Copano entered into the Acquisition Agreement on April 5, 2007. Pursuant to the terms of the Acquisition Agreement, Copano agreed to issue to the Contributors an aggregate of 1,579,409 Class C units at the closing of the Acquisition as part of the Consideration for the Acquisition. The Class C Units represent $54.0 million of the Consideration based upon the average closing price of Copano’s common units over the 10 business days preceding the Execution Date. The Class C units have been offered and will be issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.
     For additional information about the Class C units, please read Item 1.01 of the Current Report on Form 8-K, which information is incorporated by reference into this Item 3.02.
Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

2.1	Contribution Agreement dated as of April 5, 2007 by and among Cimmarron Gathering GP, LLC, Taos Gathering, LP and Cimmarron Transportation, L.L.C. and Copano Energy, L.L.C.

99.1	Copano Energy, L.L.C. press release dated April 5, 2007.
The schedules to the Contribution Agreement have been omitted in reliance upon Item 601(b)(2) of Regulation S-K and will be furnished supplementally to the Commission upon request.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COPANO ENERGY, L.L.C.
Date: April 11, 2007	By:	/s/ Douglas L. Lawing
		Name:	Douglas L. Lawing
		Title:	Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

2.1	Contribution Agreement dated as of April 5, 2007 by and among Cimmarron Gathering GP, LLC, Taos Gathering, LP and Cimmarron Transportation, L.L.C. and Copano Energy, L.L.C.

99.1	Copano Energy, L.L.C. press release dated April 5, 2007.

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